                                                                    EXHIBIT 12.3


                                  PACCAR Inc

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    PURSUANT TO SEC REPORTING REQUIREMENTS
                            (Thousands of Dollars)


                                                 Nine Months Ended
                                                   September 30
                                                 1998          1997
                                               --------      --------
FIXED CHARGES
  Interest expense
  PACCAR Inc and Subsidiaries (1)              $121,705      $108,695
  Portion of rentals deemed interest             10,915         4,579
                                               --------      --------

TOTAL FIXED CHARGES                            $132,620      $113,274
                                               --------      --------
                                               --------      --------

EARNINGS
  Income before taxes -
    PACCAR Inc and Subsidiaries                $473,135      $327,524
  Fixed charges                                 132,620       113,274
                                               --------      --------

EARNINGS AS DEFINED                            $605,755      $440,798
                                               --------      --------
                                               --------      --------

RATIO OF EARNINGS TO FIXED CHARGES                4.57x         3.89x


(1) Exclusive of interest, if any, paid to PACCAR Inc.



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